Exhibit (d)(5)

SUPPORT AGREEMENT

THIS SUPPORT AGREEMENT (this “Agreement”), dated as of July 2, 2012, is by and among Legend Parent, Inc., a Delaware corporation (“Parent”), Legend Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”) and the stockholders listed on the signature pages hereto (each, a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, each Stockholder is, as of the date hereof, the record and/or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which meaning will apply for all purposes of this Agreement) of the number of shares of common stock, par value $0.10 (the “Company Common Stock”), of MModal Inc., a Delaware corporation (the “Company”), set forth opposite the name of such Stockholder on Schedule I hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub are entering into an Agreement and Plan of Merger, in the form attached hereto as Exhibit A (the “Merger Agreement”) with the Company, that provides, among other things, for Merger Sub to commence a cash tender offer for all of the issued and outstanding shares of Company Common Stock (the “Offer”), which is to be followed by the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement);

WHEREAS, the board of directors of the Company, by unanimous written consent on July 2, 2012, has approved and declared advisable this Agreement and resolved that this Agreement (including the execution of this Agreement by Parent, Merger Sub and the Stockholders) and the transactions contemplated hereby will not cause the Stockholders or any of their affiliates to be an “interested stockholder” for purposes of Section 203 of the General Corporation Law of the State of Delaware; and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of Stockholder. Each Stockholder hereby represents and warrants to Parent as follows:

(a) Such Stockholder (i) is the record and/or beneficial owner of the shares of Company Common Stock (together with any shares of Company Common Stock that such Stockholder may acquire at any time in the future during the term of this Agreement the “Shares”) set forth opposite such Stockholder’s name on Schedule I to this Agreement and (ii) does not hold any other shares of Company Common Stock or any Company Restricted Stock, options (including any Company Options) or warrants to acquire shares of Company Common Stock or other right or security convertible into or exercisable or exchangeable for shares of Company Common Stock.

(b) Such Stockholder, if an individual, has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and if an entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted and such Stockholder has all requisite corporate or organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and such Stockholder has taken all necessary corporate or organizational action to authorize the execution, delivery and performance of this Agreement.

(c) This Agreement has been validly executed and delivered by such Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(d) Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will (i) violate any Law applicable to such Stockholder or such Stockholder’s Shares, (ii) except as may be required by the Exchange Act or the Securities Act or other applicable securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any person (including any Governmental Entity) under, result in a violation of, or a default under, or conflict with, or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrances (as defined below) (other than Permitted Encumbrances (as defined below)) on any of the Shares pursuant to, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder or Stockholder’s assets are bound or (iii) violate any provision of such Stockholder’s organizational documents, except, in the case of each of (i), (ii) and (iii) for matters that would not, individually or in the aggregate, prevent or materially delay or otherwise adversely impact in any material respect the performance by such Stockholder of any of its obligations under this Agreement.

(e) Such Stockholder has good and valid title to such Stockholder’s Shares and the Shares and the certificates, if any, representing the Shares owned by such Stockholder are now, and at all times during the term hereof will be, held by such Stockholder, by a nominee or custodian for the benefit of such Stockholder or by the paying agent for the Offer, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrance or restriction whatsoever on title, transfer, or exercise of any rights of a Stockholder in respect of such Shares (collectively, “Encumbrances”), except for (i) any such Encumbrances arising hereunder, (ii) Encumbrances imposed by virtue of up to 2,500 of the Shares being held in margin accounts (the “Margin Account Shares”) and (iii) Encumbrances imposed by federal or state securities laws (collectively, “Permitted Encumbrances”).

(f) Such Stockholder has voting power with respect to such Stockholder’s Shares and power of disposition, power to issue instructions with respect to the matters set forth herein and full power to agree to and perform all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Shares. None of such Stockholder’s Shares are subject to any proxy, voting trust or other similar agreement or arrangement with respect to the voting of such Shares, except as provided hereunder.

(g) Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(h) With respect to such Stockholder, as of the date hereof, there is no Proceeding pending against, or to the actual knowledge of such Stockholder, threatened in writing against such Stockholder or any of such Stockholder’s properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise adversely impact such Stockholder’s ability to perform its obligations hereunder in any material respect.

SECTION 2. Representations and Warranties of Parent and Merger Sub. Parent hereby represents and warrants to each Stockholder as follows:

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Merger Sub, and assuming this Agreement constitutes a valid and binding obligation of each Stockholder, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) that the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

(c) Neither the execution and delivery of this Agreement by each of Parent and Merger Sub nor the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will (i) violate any Laws applicable to Parent or which any of its assets are bound, (ii) except as may be required by the Exchange Act or the Securities Act or other applicable securities Laws, require any consent, approval, order, authorization or other action by, or filing with or notice to, any person (including any Governmental Entity) under, result in a violation of, or a default under, or conflict with, or give rise to any right of termination, cancellation or acceleration pursuant to, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective assets are bound or (iii) violate any provision of Parent’s or Merger Sub’s organizational documents, except, in the case of each of (i), (ii) and (iii), for matters that would not, individually or in the aggregate, prevent or materially delay the performance by Parent or Merger Sub of any of its obligations under this Agreement or otherwise adversely impact Parent’s or Merger Sub’s ability to perform its obligations hereunder in any material respect.

(d) Neither Parent nor Merger Sub beneficially own any shares of Company Common Stock (except to the extent such parties may be deemed to have acquired beneficial ownership of the Shares solely as a result of the performance of this Agreement).

SECTION 3. Tender of the Shares.

(a) Each Stockholder hereby agrees that it shall irrevocably, subject to the terms of this Agreement (including Section 8 hereof), tender (and deliver any certificates evidencing) its Shares, or cause its Shares to be irrevocably, subject to the terms of this Agreement, tendered, into the Offer promptly following, and in any event no later than the tenth (10th) Business Day following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement in accordance with the procedures set forth in the Offer Documents, free and clear of all Encumbrances (other than Permitted Encumbrances), including by delivering pursuant to the terms of the Offer (i) a customary letter of transmittal with respect to such Stockholder’s Shares complying with the terms of the Offer, and (ii) a certificate representing such Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry share of any uncertificated Shares.

(b) Each Stockholder agrees that once the Shares are tendered into the Offer, such Stockholder will not withdraw any Shares from the Offer unless and until (i) the Offer shall have been terminated in accordance with the terms of the Merger Agreement or the Merger Agreement is terminated in accordance with its terms or (ii) this Agreement shall have been terminated in accordance with Section 8.

(c) Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under Section 262 of the DGCL, and hereby agrees not to assert any such rights of appraisal or dissent.

SECTION 4. Transfer of the Shares; Other Actions.

(a) Prior to the termination of this Agreement, except as otherwise provided herein, each Stockholder shall not directly or indirectly: (i) transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, create or suffer to exist any Encumbrances (other than Permitted Encumbrances) on or consent to any of the foregoing with respect to (“Transfer”), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer of any Shares or any right or interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares with respect to any matter that is, or that is reasonably likely to be exercised in a manner, inconsistent with the transactions contemplated by the Merger Agreement or the provisions thereof; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares or (v) make any representation or warranty of such Stockholder herein untrue or incorrect in any material respect. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Shares shall occur (including, but not limited to, a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

(b) Each Stockholder agrees that it shall not become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) with respect to any shares of Company Common Stock or any other voting securities of the Company for the purpose of opposing or competing with or taking any actions inconsistent with the transactions contemplated by the Merger Agreement.

(c) Notwithstanding the foregoing, nothing in this Section 4 shall prohibit a Transfer of Shares by any Stockholder to any wholly owned subsidiary of such Stockholder or any Affiliate of such Stockholder , provided that any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee of such Shares agrees in writing with Parent to be bound by the terms and conditions of this Agreement and such agreement shall be the legal, valid, and binding agreement of such transferee, enforceable against such transferee in accordance with its terms.

(d) Such Stockholder agrees not to commence or join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging breach of any fiduciary duty of any person in connection with the negotiation and entry into the Merger Agreement.

(e) Each of Parent and Merger Sub agree not to acquire beneficial ownership of any shares of Company Common Stock from and after the date hereof until the earlier of the Offer Closing and the Merger Closing (except to the extent such parties may be deemed to have acquired beneficial ownership of the Shares solely as a result of the performance of this Agreement). In the event of the occurrence of the Offer Closing, Merger Sub shall, consistent with its obligations under the Merger Agreement, acquire the Shares that have been duly tendered by the Stockholders in accordance with the terms of this Agreement, the Merger Agreement and the Offer, which Offer Closing will result in the purchase of all of the Shares duly tendered by the Stockholders.

(f) The covenants, agreements, representations and warranties herein shall not be effective as to the Margin Account Shares until such shares have been removed from the applicable margin accounts; provided that the Stockholders shall use their reasonable best efforts to, promptly after the date hereof, remove the Margin Account Shares from the applicable margin accounts.

SECTION 5. Voting Agreement.

(a) Effective only from and after the Offer Termination (if any) and subject to the representation made in section 2(d) of this Agreement remaining true and accurate and the covenant made in section 4(e) of this Agreement being performed in all respects, each Stockholder agrees that at every meeting of the Company’s stockholders properly called, and at every adjournment or postponement thereof (and with respect to any request for written consent) and at which any of the items set forth below are being voted upon, such Stockholder shall, or shall cause the holder of record on any applicable record date to, appear or otherwise cause such Stockholder’s Shares to be counted as present for purposes of establishing a quorum at any such meeting of the Company’s stockholders and vote such Stockholder’s Shares (to the extent not purchased in the Offer) (the “Vote Shares”) (i) in favor of (x) the adoption and approval of the Merger Agreement and the transactions contemplated thereby and (y) and approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the adoption and approval of the Merger Agreement and the transactions contemplated thereby on the date on which such meeting is held, (ii) against (x) any action or agreement submitted for approval to the Company’s stockholders which would reasonably be expected to in any material respect impede, interfere with or prevent the Offer or the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization, recapitalization, extraordinary dividend or liquidation involving the Company and any person (other than Parent, Merger Sub or their respective affiliates), or any other proposal of any person (other than Parent, Merger Sub or their respective affiliates) to acquire the Company or all or substantially all of the assets thereof, (y) any Competing Proposal or (z) any action, proposal, transaction or agreement properly submitted for approval to the Company’s stockholders that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Stockholder under this Agreement.

(b) Effective only from and after the Offer Termination (if any) and subject to the representation made in section 2(d) of this Agreement remaining true and accurate and the covenant made in section 4(e) of this Agreement being performed in all respects and upon any failure of a Stockholder to comply with such Stockholder’s obligations under Section 5(a), such Stockholder hereby irrevocably grants to, and appoints, Parent and any designee thereof, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to attend any meeting of the Company’s stockholders on behalf of such Stockholder with respect to the matters set forth in Section 5(a), to include such Shares in any computation for purposes of establishing a quorum at any such meeting of the Company’s stockholders, and to vote all Vote Shares, or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of the Company’s stockholders or any action by written consent in lieu of a meeting of the Company’s stockholders in a manner consistent with the provisions of Section 5(a). Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 5(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 5 or in Section 8(c) hereof, is intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.

SECTION 6. Directors and Officers. This Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a holder of Company Common Stock, and not to any Stockholder or any representative of a Stockholder serving as a director of the Company in such capacity or in any other capacity.

SECTION 7. No Solicitation. Each Stockholder shall not, nor shall it authorize or permit any of its officers or directors to (nor shall any Stockholder authorize any of its Representatives to), directly or indirectly, (i) initiate, solicit or propose the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Competing Proposal, (ii) enter into any agreement with respect to any Competing Proposal, (iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning the Company or any of its Subsidiaries to any person relating to, any Competing Proposal or any proposal or offer that could reasonably be expected to lead to a Competing Proposal or (iv) tender any of such Stockholder’s Shares in connection with a Competing Proposal; provided, however, that the members of the board of directors of the Company designated to serve on such board of directors by the Stockholders may take any such action, solely in their capacity as directors of the Company, under the foregoing clauses (i) and (iii) if and to the extent that the Company would be permitted to take such action under Section 5.6(b) of the Merger Agreement. Such Stockholder shall, and shall cause its officers and directors to, immediately cease all discussions and negotiations with any person that may be ongoing with respect to any proposal that constitutes, or is reasonably expected to lead to, any Competing Proposal.

SECTION 8. Termination.

(a) This Agreement, and all rights, restrictions and obligations of the parties hereunder, shall terminate immediately upon the earliest to occur of the following: (i) termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time. This Agreement, and all rights, restrictions and obligations of a Stockholder hereunder, shall also terminate immediately upon the mutual written consent of Parent and such Stockholder.

(b) In addition, each Stockholder shall have the right to terminate this Agreement following (i) any decrease in the Offer Price or the Merger Consideration (other than any adjustment contemplated in Section 2.1(d) of the Merger Agreement); (ii) any change in the form of consideration payable in the Offer or the Merger; (iii) the imposition of any condition to the Offer or the Merger not set forth in the Merger Agreement (as in effect on the date hereof); (iv) any extension of the term of the Offer beyond the Termination Date (as defined as of the date hereof) or any extension of such Termination Date; or (iv) any reduction in the number of Shares subject to the Offer.

(c) Upon termination of this Agreement, except in the case of liability for any willful breach by any party to this Agreement prior to termination from which liability termination shall not relieve any such party, (i) all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby, and no party shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, (ii) the power-of-attorney and proxy set forth in Section 5(b) shall be revoked, terminated and of no further effect and (iii) each Stockholder shall be permitted to withdraw, and shall be deemed to have validly and timely withdrawn, their Shares pursuant to the Offer; provided, however, that the termination of this Agreement shall not relieve any party from liability from any willful breach prior to such termination.

(d) Notwithstanding the foregoing, Section 8, Section 9 and Section 12(f) hereof shall survive any termination of this Agreement.

SECTION 9. Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

SECTION 10. Public Announcements. Each Stockholder (in its capacity as a stockholder of the Company and/or signatory to this Agreement) shall not make any public announcement regarding this Agreement and the transactions contemplated hereby, except (x) with the prior written consent of Parent, (y) as required for a Stockholder to comply with its obligations under the Exchange Act (including, but not limited to, the filing of an amendment to the Form 4 and/or Schedule 13-G previously filed with the SEC by the Stockholders) or the rules of NASDAQ or (z) as required by the SEC or any Governmental Authority. Each Stockholder consents to and authorizes the publication and disclosure by the Company, Parent or Merger Sub and their affiliates of its identity and holding of the Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required by the SEC or other Governmental Authority in connection with the Offer, or in any other disclosure document in connection with the Offer, the Merger or in any of the other transactions contemplated by the Merger Agreement or this Agreement and such Stockholder agrees that Parent and Merger Sub may file this Agreement or a form hereof with the SEC or any another Governmental Authority, to the extent required by Law (which, the parties agree shall include, without limitation, the right to file this Agreement or a form hereof in connection with filing a Schedule TO or any other filing required under the Exchange Act or the rules of NASDAQ); provided, that the Stockholders shall have a reasonable opportunity to review and comment on any such announcement or disclosure prior to its publication, filing or disclosure. Such Stockholder, on the one hand, and the Parent, on the other hand, agrees to promptly give such other party any information it may reasonably require for the preparation of any such disclosure documents, and each such party agrees to promptly notify the other of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such party shall become aware that any such information shall have become false or misleading in any material respect.

SECTION 11. Adjustments. In the event of any stock dividend, stock split, merger, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Shares, then the terms of this Agreement shall apply to the shares of Company Common Stock held by such Stockholder immediately following the effectiveness of such action or event as though they were Shares hereunder.

SECTION 12. Miscellaneous.

(a) Other Activities. Notwithstanding anything to the contrary in this Agreement, nothing herein shall in any way limit a Stockholder or any affiliate of a Stockholder from engaging in any brokerage, investment advisory, financial advisory, anti-raid advisory, principal investing, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business.

(b) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic mail (receipt confirmed) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Stockholders, to:

[Name of Stockholder]

c/o S.A.C. Capital Advisors, L.P.

72 Cummings Point Road

Stamford, CT 06902

Fax No.: 203-823-4209

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Fax No.: 212-728-9736

Attention: Robert Stebbins

If to Parent, to:

Legend Parent, Inc.

320 Park Avenue

New York, New York 10022

Fax: (212) 277-1586

Attention:  Gregory A. Belinfanti

      Chris Ahrens

with a copy (which shall not constitute notice) to:

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Fax: (212) 698-3599

Attention: Derek Winokur

(c) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(e) Entire Agreement, Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and is not intended to confer, nor shall it confer, upon any person other than the parties hereto any rights or remedies or benefits of any nature whatsoever; provided, that Parent, Merger Sub and the Stockholders acknowledge and agree that the Company shall be an express third party beneficiary of the rights provided in Section 10 and this Section 12.

(f) Governing Law, Jurisdiction. This Agreement shall be governed in all respects, including validity, interpretations and effect, by the laws of the State of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.

(g) Waiver of Jury Trial. PARENT, MERGER SUB AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR ANY STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(g).

(h) Assignment. Prior to the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the consummation of the Merger, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its wholly owned subsidiaries; provided, that no such assignment shall relieve Parent of any of its obligations under this Agreement. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(i) Severability of Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement.

(j) Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity. In any action for specific performance, the parties will waive the defense of adequacy of a remedy at law, and the parties waive any requirement for the securing or posting of any bond in connection with the remedies referred to in this Section 12(j).

(k) Amendment. No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(l) No Recourse. Parent agrees that no Stockholder (in its capacity as a stockholder of the Company) will be liable to Parent or Merger Sub for claims, losses, damages, liabilities or other obligations arising out of or in connection with the Merger Agreement or the Offer, including a breach of the Merger Agreement (but excluding any breach by such Stockholder of its representations or obligations hereunder) and each Stockholder agrees that neither Parent or Merger Sub will be liable to any Stockholder for claims, losses, damages, liabilities or other obligations arising out of or in connection with the Merger Agreement or the Offer, including a breach of the Merger Agreement (but excluding (i) any breach by Parent or Merger Sub of its representations or obligations hereunder, or (ii) subject to the occurrence of the Effective Time, the right to enforce Section II of the Merger Agreement to the extent necessary to receive the Merger Consideration or other consideration to which such Stockholder is entitled as expressly set forth in Section II of the Merger Agreement).

(m) No Ownership Interest. Except as otherwise provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders.

(n) Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

LEGEND PARENT, INC.

By:	/s/ Matthew P. Hughes
Name:	Matthew P. Hughes
Title:	Secretary

LEGEND ACQUISITION SUB, INC.

By:	/s/ Matthew P. Hughes
Name:	Matthew P. Hughes
Title:	Secretary

S.A.C. PEI CB INVESTMENT, L.P.
By: S.A.C. PEI CB Investment GP, Limited, its general partner

By:	/s/ Peter Nussbaum
Name:	Peter Nussbaum
Title:	Authorized Signatory

S.A.C. PEI CB INVESTMENT II, LLC
By: S.A.C. Private Capital Group, LLC, its manager

By:	/s/ Peter Nussbaum
Name:	Peter Nussbaum
Title:	Authorized Signatory

INTERNATIONAL EQUITIES (S.A.C. ASIA) LIMITED
By: S.A.C. Capital Advisors, L.P., its investment manager

By:	/s/ Peter Nussbaum
Name:	Peter Nussbaum
Title:	Authorized Signatory

S.A.C. MULTIQUANT FUND, LLC
By: S.A.C. Capital Advisors, L.P., its investment manager

By:	/s/ Peter Nussbaum
Name:	Peter Nussbaum
Title:	Authorized Signatory

SCHEDULE I

Name	Company Common Stock
S.A.C. PEI CB Investment, L.P.	15,768,938
S.A.C. PEI CB Investment II, LLC	1,484,689
International Equities (S.A.C. Asia) Limited	304,175
S.A.C. MultiQuant Fund, LLC	2,489	*

*	On January 27, 2012, an equity swap transaction was entered into for the benefit of S.A.C. MultiQuant Fund, LLC (“SAC MultiQuant”) with a securities broker pursuant to which, upon expiration or earlier settlement of the transaction, (i) the broker would pay to SAC MultiQuant $1,093, representing $10.93 per share with respect to each of the 100 shares of Company Common Stock, and (ii) SAC MultiQuant would pay to the broker the market value of 100 shares of the Company Common Stock as of the expiration or earlier settlement of the transaction. The swap transaction further provided that, during its term, (i) SAC MultiQuant would pay to the broker an amount equal to any dividends paid by the Company on 100 shares of Company Common Stock, and (ii) the broker would pay to SAC MultiQuant interest on $1,093. SAC MultiQuant’s account would also be charged a transaction fee by the broker.